                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)              December 21, 2001


                      RAWLINGS SPORTING GOODS COMPANY, INC.
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)



          Delaware                                      0-24450                            43-1674348
--------------------------------------------------------------------------------------------------------------
(State or other jurisdiction of             (Commission File Number)                    (I.R.S. Employer
        incorporation)                                                                  Identification No.)

          1859 Intertech Drive, Fenton, Missouri                 63026
--------------------------------------------------------------------------------
          (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code        (314) 349-5000
                                                   -----------------------------

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         Rawlings Sporting Goods Company, Inc. (the "Company") has entered into a Settlement Agreement (the "Settlement Agreement") with Bull Run Corporation, its wholly-owned subsidiary Host Communications, Inc, and two of its directors, Robert S. Prather, Jr., And W. James Host.

         Pursuant to the Investment Purchase Agreement (the "Purchase Agreement"), by and between the Company and Bull Run Corporation, dated as of November 21, 1997, Bull Run was obligated to pay the Company approximately $1.8 million on or before November 21, 2001 for the second and final installment of the purchase price, plus interest, for warrants to purchase 925,804 shares of Common Stock (the "Warrants"). The Settlement Agreement provides, among other things, (a) amended payment terms over a period ending on August 30, 2002 on the final installment for the purchase price of the Warrants, (b) mutual releases of claims the Company, on the one hand, and Bull Run and Host Communications, on the other hand, may have against the other under the Purchase Agreement and certain related agreements, and (c) certain restrictions on the transfer by Bull Run of its Common Stock in Rawlings until the purchase price of the Warrants is paid in full. A copy of the Settlement Agreement is attached hereto as Exhibit
99.1 and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Business Acquired:  None

         (b)      Pro Forma Financial Information:   None

         (c)      Exhibits:

                  99.1 Settlement Agreement, dated December 21, 2001, by and among Rawlings Sporting Goods Company, Inc., Bull Run Corporation and Host Communications, Inc.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     RAWLINGS SPORTING GOODS COMPANY, INC.


Date:  December 22, 2001             By: /s/ Stephen M. O'Hara
                                        ----------------------------------
                                          Stephen M. O'Hara,
                                          Chief Executive Officer


                                       2